EXHIBIT 12

Weyerhaeuser Company and Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

For the year-to-date periods ended June 30, 2010 and June 30, 2009

(Dollar amounts in millions)

	YEAR-TO-DATE ENDED
	JUNE 30, 2010	JUNE 30, 2009
Available earnings (loss):
Earnings (loss) before interest expense, amortization of debt expense and income taxes	$268	$(331)
Add: interest portion of rental expense	15	21
Deduct: undistributed (earnings) loss of equity affiliates and income attributable to noncontrolling interests in subsidiaries	(28)	33

Available earnings (loss)	$255	$(277)

Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries, excluding Weyerhaeuser Real Estate Company and other related subsidiaries	208	212
Weyerhaeuser Real Estate Company and other related subsidiaries	14	17

Subtotal	222	229
Less: intercompany interest	(3)	(3)

Total interest expense incurred	219	226
Amortization of debt expense	4	3
Interest portion of rental expense	15	21

Total fixed charges	$238	$250

Ratio of earnings to fixed charges	1.07	—

Coverage deficiency	$—	$(527)

Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and Other Related Subsidiaries

Accounted for on the Equity Method, but Excluding the Undistributed Earnings of Those Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

For the year-to-date periods ended June 30, 2010 and June 30, 2009

(Dollar amounts in millions)

	YEAR-TO-DATE ENDED
	JUNE 30, 2010	JUNE 30, 2009
Available earnings (loss):
Earnings (loss) before interest expense, amortization of debt expense and income taxes	$253	$(351)
Add: interest portion of rental expense	13	17
Deduct: undistributed loss of equity affiliates and attributable to noncontrolling interests in subsidiaries	9	3
Deduct: undistributed (earnings) loss before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	(57)	146

Available earnings (loss)	$218	$(185)

Fixed charges:
Interest expense incurred	208	212
Amortization of debt expense	4	3
Interest portion of rental expense	13	17

Total fixed charges	$225	$232

Ratio of earnings to fixed charges	—	—

Coverage deficiency	$(7)	$(417)